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                    Curtis, Mallet-Prevost, Colt & Mosle llp

                        Attorneys and Counsellors at Law
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Milan


                                                 November 14, 2005

Century Aluminum Company
2511 Garden Road
Building A, Suite 200
Monterey, California  93940


Ladies and Gentlemen:

     We have acted as special counsel for Century Aluminum Company, a Delaware corporation (the "Company"), with respect to the proposed registration and sale by the Company of an additional 3,000,000 shares of the Company's common stock ("Common Stock") issuable upon the exercise of options granted or to be granted under the Company's Amended and Restated 1996 Stock Incentive Plan (the "Plan"), covered by a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     In connection herewith, we have examined the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, the Registration Statement and all exhibits thereto, and such other documents as we have considered necessary.

     Based upon such examination, it is our opinion that the shares of Common Stock proposed to be sold by the Company, when sold pursuant to the Plan and the resolutions of the Board of Directors of the Company (and the Compensation Committee thereof) authorizing the same, will be validly issued, fully paid and nonassessable. In rendering this opinion, we have assumed that the exercise price of the options will not be less than the par value of the shares subject thereto.

     This opinion is limited to questions arising under the laws of the General Corporation Law of the State of Delaware, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws, and we express no opinion as to the laws of any other jurisdiction.



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Curtis, Mallet-Prevost, Colt & Mosle LLP
   Attorneys and Counsellors at Law         Page 2  November 14, 2005



     We hereby consent to the use of the foregoing opinion as an exhibit to the Registration Statement.



                                                    Very truly yours,

                                    /s/ Curtis, Mallet-Prevost, Colt & Mosle LLP